THIRD AMENDMENT TO CREDIT AGREEMENT
                  AND OTHER TRANSACTION DOCUMENTS
                -----------------------------------

     This Third Amendment to Credit Agreement and Other Transaction Documents (the "Agreement"), made as of the 31st day of December, 1996, by and among FLEET NATIONAL BANK, a national banking association with its principal office at 111 Westminster Street, Providence, Rhode Island 02903, in its capacity as agent and as a lender ("Fleet"), BANK OF AMERICA ILLINOIS, an Illinois banking company, as a lender ("Bank of America"; and together with Fleet, collectively, the "Lenders") and FRENCH FRAGRANCES, INC., a Florida corporation with its principal place of business at 14100 N.W. 60th Avenue, Miami Lakes, Florida 33014 ("Borrower").

                      W I T N E S S E T H:
                      --------------------

     WHEREAS, pursuant to the terms and conditions of that certain Credit Agreement dated March 14, 1996 among Borrower and Lenders, as amended by a First Amendment to Credit Agreement and Other Transaction Documents dated as of May 10, 1996 and as further amended by a Second Amendment to Credit Agreement and Other Transaction Documents dated as of August 28, 1996 (as amended, the "Credit Agreement"), Lenders agreed to make term loans and revolving credit loans available to Borrower, subject to the terms and conditions of the Credit Agreement; and

     WHEREAS, Lenders desire to take a security interest in the assets of a newly incorporated wholly owned subsidiary of Borrower; and

     WHEREAS, the parties have agreed to certain modifications to the Credit Agreement which will allow for an increase in availability under the Revolving Credit Facility; and

     WHEREAS, pursuant to the terms of that certain Security Agreement dated March 14, 1996 between Borrower and Fleet, as agent for the ratable benefit of the Lenders (the "Security Agreement"), Borrower granted to Fleet, as agent for the ratable benefit of the Lenders a security interest in all fixtures and tangible and intangible assets of Borrower whether now owned or hereafter acquired; and

     WHEREAS, Lenders are willing to amend the Credit Agreement and the Security Agreement subject to the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth herein, and for good and valuable other consideration, receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     SECTION 1.  DEFINED TERMS.

     All capitalized terms not defined herein shall have the same meaning ascribed to such terms as provided in the Credit
Agreement.

     SECTION 2.  REPRESENTATIONS AND WARRANTIES.

     Borrower hereby represents and warrants to Lenders and each of them that:

     (a) Borrower is duly organized, validly existing and in good standing as a corporation in the state of its incorporation, and is in good standing and is qualified to do business as a foreign corporation in all other jurisdictions where it is required to be so qualified, except such jurisdictions, if any, in which the failure to be so qualified will not have a material adverse effect on the financial condition, business, assets, operations or properties of Borrower. Borrower has all requisite power and authority to own and lease its assets and properties and to conduct its business in the manner presently conducted by it.

     (b) Borrower has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and the Security Documents, as applicable, and the execution, delivery and performance by Borrower of this Agreement and the Security Documents, as applicable have been duly authorized by all requisite action. This Agreement and the Security Documents, as applicable have been duly executed and delivered by Borrower, and are valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms.

     (c) The execution, delivery and performance by Borrower of this Agreement and the Security Documents, as applicable, will not violate or contravene (i) the articles of incorporation or by-laws of Borrower, (ii) any provision of any law, rule or regulation applicable to Borrower, (iii) any order, writ, judgment, injunction, decree, determination or award of any court or other agency of government to which Borrower is bound, or (iv) any other agreement, lease, indenture or instrument to which Borrower is a party or by which Borrower is bound, or be in conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever, upon any properties or assets of Borrower pursuant to any such other agreement, lease, indenture or instrument.
     (d) There is no action, suit or proceeding at law or in equity or by or before any court, governmental instrumentality or other agency pending, or to Borrower's knowledge, threatened against, or in any way affecting Borrower which, if adversely determined, would have a material adverse effect on the business, operations, properties, assets or condition, financial or otherwise, of Borrower.

     (e) No consent, approval or authorization from, or filing of any declaration or statement with, any court, governmental instrumentality or other agency is required in connection with or as a condition to the execution, delivery or performance of this Agreement, by Borrower.

     (f) Except as set forth in Schedule I attached hereto, Borrower hereby reaffirms and restates, as of the date hereof, all of the representations and warranties made by it in the Credit Agreement, as amended by this Agreement, except to the extent altered by actions permitted pursuant to the terms thereof or expressly contemplated pursuant to the terms hereof, or to the extent Lenders have been advised in writing of any inaccuracy with respect to such representations or warranties and have waived the same in writing.

     (g) No Event of Default exists under the Credit Agreement, or any event which, with the giving of notice or passage of time or both, would constitute such an Event of Default, has occurred which has not been waived in writing by Lenders or which will not be cured upon the execution and delivery by Borrower of this Agreement.

     SECTION 3.  AMENDMENTS TO CREDIT AGREEMENT.

     The Credit Agreement is hereby amended, effective as of the date hereof, as follows:

     Section 3.01.  Amendments to Definitions.

     The definitions of "Borrowing Base", "Collateral" and
"Pledge Agreement" set forth in Section 1.01 of the Credit
Agreement are hereby amended to read in their entirety as follows:

     "Borrowing Base" shall mean, as of any date, the sum of, without duplication, (i) eighty-five percent (85%) of Insured Eligible Accounts Receivable determined as of such date, plus
(ii) eighty-five percent (85%) of Approved Eligible Accounts Receivable determined as of such date, plus, (iii) eighty percent (80%) of Eligible Accounts Receivable (other than Insured Eligible Accounts Receivable or Approved Eligible Accounts Receivable) determined as of such date, plus (iv) the lesser of sixty percent (60%) of Eligible In-House Inventory (for the period from May 10, 1996 through October 31, 1996 and for each fiscal year thereafter for the period from July 1 through October
31) or fifty percent (50%) of Eligible In-House Inventory (for the period from November 1, 1996 through June 30, 1997 and for each fiscal year thereafter for the period from November 1 through June 30); provided that the portion of the Borrowing Base derived from clause (iv) shall be capped at the lesser of (A) for the period from December 1 through March 31 at Twenty Million Dollars ($20,000,000); for the period from April 1 through June 30 at Fifteen Million Dollars ($15,000,000); for the period from July 1 through October 31 at Thirty Million Dollars ($30,000,000) and for the period November 1 through November 30 at Twenty Million Dollars ($20,000,000) or (B) one hundred sixty percent (160%) of Accounts Receivable Availability from January 1 through June 30 of each year; two hundred twenty percent (220%) of Accounts Receivable Availability for the period from July 1, 1996 through August 31, 1996 and for each fiscal year thereafter for the period from July 1 through August 31; one hundred sixty percent (160%) of Accounts Receivable Availability for the period from September 1, 1996 through September 30, 1996 and for each fiscal year thereafter for the period from September 1 through September 30 and one hundred twenty percent (120%) of Accounts Receivable Availability for the period from October 1, 1996 through December 31, 1996 and for each fiscal year thereafter, and provided further there shall be a reserve against total Eligible In-House Inventory of One Million Two Hundred Thousand Dollars ($1,200,000). The foregoing definition of "Borrowing Base", including the respective percentages set forth therein, may be amended from time to time by the execution and delivery of an Amendment Letter or other written instrument executed by Borrower and Lenders. For purposes of the Borrowing Base "Accounts Receivable Availability" shall mean the sum of subsections (i), (ii) and (iii) above.

     "Collateral" shall mean all fixtures (other than at the Headquarters Location) and all tangible and intangible personal property of the Borrower, G.B. Parfums, Halston and FRM, whether now owned or hereafter acquired by the Borrower, G.B. Parfums, Halston and FRM, or in which the Borrower, G.B. Parfums, Halston and FRM may now have or hereafter acquire an interest, including, without limitation, (a) all equipment (including all machinery, tools and furniture), inventory (including all merchandise, raw materials, work in process, finished goods and supplies), and goods, whether now owned or hereafter acquired by the Borrower, G.B. Parfums, Halston and FRM, or in which the Borrower, G.B. Parfums, Halston and FRM may now have or hereafter acquire an interest (the "Tangible Collateral"); (b) all accounts, accounts receivable, other receivables, contract rights, chattel paper, and general intangibles of the Borrower, G.B. Parfums, Halston and FRM

(including, without limitation, goodwill, patents, trademarks, tradenames, blueprints, designs, product lines and research and development), whether now owned or hereafter acquired by the Borrower, G.B. Parfums, Halston and FRM, or in which the Borrower, G.B. Parfums, Halston and FRM may now have or hereafter acquire an interest; (c) all instruments, documents of title, policies and certificates of insurance, securities, bank deposits, deposit accounts, checking accounts and cash now or hereafter owned by the Borrower, G.B. Parfums, Halston and FRM, or in which the Borrower, G.B. Parfums, Halston and FRM may now have or hereafter acquire an interest; (d) all accessions, additions or improvements to, all replacements, substitutions and parts for, and all proceeds and products of, all of the foregoing; and (e) all books, records and documents relating to all of the foregoing. Notwithstanding the foregoing, Collateral shall not include the G.B. Parfums License Agreement or any rights therein.

     "Pledge Agreements" shall mean collectively, (i) that certain Pledge Agreement dated as of March 14, 1996 between Borrower and Agent pursuant to which Borrower had pledged to Agent, for the ratable benefit of Lenders and to Lenders, all of the Capital Stock of G.B. Parfums and Halston owned by it and
(ii) that certain Pledge Agreement dated as of December 31, 1996 between Borrower and Agent pursuant to which Borrower has pledged to Agent for the ratable benefit of the Lenders and to Lenders all of the Capital Stock of FRM owned by it.

     SECTION 3.02.  ADDITIONAL DEFINITIONS.

     "FRM" shall mean FRM Services, Inc., a Delaware corporation and wholly owned subsidiary of Borrower.

     "FRM Security Agreement" shall mean that certain Security Agreement of even date herewith between FRM and Agent pursuant to which FRM has granted to Agent for the ratable benefit of Lenders and to Lenders a first priority security interest in all of its fixtures and tangible and intangible personal properties now owned or hereafter acquired to the extent provided therein.

     "Revolving Credit Commitment Adjustment Letter" shall mean a letter signed by Lenders and agreed to by Borrower in substantially the form attached hereto as Exhibit A-1, which letter shall constitute an adjustment to the Revolving Credit Commitment for the corresponding time periods set forth in the Revolving Credit Commitment Adjustment Letter.

     Section 3.03.  Amendment to Section 2.03(a).

     Section 2.03(a) of the Credit Agreement is hereby amended to read in its entirety as follows:

     "Section 2.03.  The Revolving Credit Commitment.

     (a) The Revolving Credit Commitment shall be equal to the lesser of:

          (i) the Borrowing Base or the Net Borrowing Base (as applicable) as in effect from time to time, or

          (ii) Forty Million Dollars ($40,000,000); provided, however, that the maximum Revolving Credit Commitment contemplated by this clause (ii) shall be adjusted in accordance with the following schedule:

                                                   Revolving Credit
                                                   Commitment
                                                   After Giving
  Date of                         Amount of        Effect to
  Adjustment                      Adjustment       Adjustment
  ----------                      ----------       ----------------
  January 1, 1996
  through May 10, 1996           $10,000,000        $30,000,000

  May 11, 1996
  through May 31, 1996            $5,000,000        $35,000,000

  August 28, 1996
  through December 31, 1996      $15,000,000        $55,000,000

  April 1, 1997
  through June 30, 1997          $10,000,000        $30,000,000

  July 1, 1997
  through December 31, 1997      $15,000,000        $55,000,000

  January 1, 1998 through
  through June 30, 1998.         $10,000,000        $30,000,000"

     Provided, however, the availability under the Revolving
Credit Commitment can be further adjusted (upward or downward) upon execution and delivery of a Revolving Credit Commitment
Adjustment Letter.

     Section 3.04.  Amendment to Section 4.02.

     Section 4.02 of the Credit Agreement is hereby amended by adding a new subsection as follows:

     "(l) the FRM Security Agreement.".

     Section 4.02 is further amended by deleting the reference in subsection (e) to "the Pledge Agreement" and replacing it with the phrase "the Pledge Agreements".

     Section 3.05.  Security Documents.

     (a) Borrower and Lenders each hereby confirm that all references to the "Credit Agreement" or the "Agreement" in any of the Security Documents shall be deemed to be references to the Credit Agreement as amended hereby; that the obligations of Borrower under the Credit Agreement, as amended hereby, and fees and expenses in connection therewith constitute additional indebtedness, liabilities and obligations of Borrower to Lenders, all of which are secured by the Security Documents, and that all references to "indebtedness" and/or "obligations" secured by such instruments shall be deemed amended to include all obligations of Borrower in respect of the Credit Agreement as amended hereby.

     (b) Borrower hereby ratifies and reaffirms its grant and conveyance to Agent for the ratable benefit of the Lenders of a security interest in and lien upon all collateral covered by any of the Security Documents. Nothing herein shall be deemed to contravene the release by the Lenders of the Assignment of Life Insurance as Collateral as a Security Document or the release of any claim or right by the Lenders to shares of Data Technology, Inc. held by Borrower.

     (c) Borrower and Lenders each hereby confirm that nothing contained herein or done pursuant hereto shall limit or be construed to limit the security interest or lien previously granted by Borrower to Agent for the ratable benefit of the Lenders under any of the Security Documents, or the priority thereof over other liens, encumbrances and security interests. Except as amended hereby, the Security Documents shall remain in full force and effect and Borrower hereby ratifies and confirms the Security Documents in all other respects, including, without limitation, the continuing grant of a lien on and interest in the collateral covered thereby.

     Section 4.  Conditions Precedent to Third Amendment.

     The effectiveness of the transactions described herein shall be subject to the following conditions:

     (a) This Agreement shall have been executed and delivered by Borrower and Lenders, and consented to and confirmed by the parties to the Subordination Agreement and the Subordination
Agreement II.

     (b) Lenders shall have received payment of the fees described in Section 9 hereof in immediately available funds.

     (c) The fees and disbursements of Lenders' counsel shall be paid in full on the Effective Date.

     (d) Borrower shall have executed and/or delivered to Agent the following:

          (i)  Certificate of the Secretary or Assistant
Secretary of Borrower certifying as to the due authorization, execution and delivery by Borrower of this Agreement; and

          (ii) Certificate of the Secretary or Assistant Secretary of Borrower certifying as to corporate charter and by-laws and the names of the officers of Borrower authorized to sign this Agreement, and any other documents or certificates to be delivered pursuant to this Agreement, together with the true signatures of such officers. Lenders may conclusively rely on such certificates until Agent shall receive a further certificate of the Secretary or an Assistant Secretary of Borrower canceling or amending the prior certificate and submitting the signatures of the officers named in such further certificate.

     (e) FRM shall have executed and/or delivered to Agent the following:

          (i)  Certificate of the Secretary or Assistant
Secretary of FRM certifying as to the due authorization, execution and delivery by FRM of this Agreement; and

          (ii) Certificate of the Secretary or Assistant Secretary of FRM certifying as to corporate charter and by-laws and the names of the officers of FRM authorized to sign this Agreement, and any other documents or certificates to be delivered pursuant to this Agreement, together with the true signatures of such officers. Lenders may conclusively rely on such certificates until Agent shall receive a further certificate of the Secretary or an Assistant Secretary of FRM canceling or amending the prior certificate and submitting the signatures of the officers named in such further certificate.

     (f) Lenders shall have received a legal opinion of counsel to FRM, satisfactory in scope and substance to Lenders' Counsel.

     (g) All legal matters relating to this Agreement shall be satisfactory to Lenders and their counsel.

     Section 5.  Ratification.

     Borrower hereby ratifies and confirms all of its obligations, covenants, duties and agreements set forth in the Credit Agreement, as amended by the terms hereof. All references to the "Credit Agreement" or the "Agreement" contained in the Credit Agreement, the Notes, the Security Documents and all other documents and instruments evidencing obligations of Borrower under or in connection with the Credit Agreement, the Notes or the Security Documents, shall be deemed to be amended to refer to the Credit Agreement, as amended by the terms hereof.

     Section 6.  Expenses.

     All costs and expenses, including reasonable attorneys' fees, relating to the negotiation, preparation, execution and delivery of this Agreement and all instruments, agreements and documents contemplated hereby shall be the responsibility of Borrower.

     Section 7.  Miscellaneous.

     This Agreement shall be governed by and construed in accordance with the laws of the State of Rhode Island applicable to contracts made and to be performed within such State. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The headings of the Articles and Sections of this Agreement are inserted for convenience only and shall not constitute a part hereof.

     Section 8.  Consent of Subordinated Lenders.

     By their signature hereon, each of the parties to the Subordination Agreement (other than Fleet), and the Subordination Agreement II hereby (a) consent to the amendments of the Credit Agreement and other Transaction Documents pursuant to this Agreement, (b) confirm that the term "Senior Indebtedness" under the Subordination Agreement and the Subordination Agreement II shall include all amounts outstanding under the Credit Agreement, as amended by this Agreement, including all amounts outstanding under the Notes, and (c) ratify and confirm their respective agreements in all respects.

     Section 9.  Facility Fee.

     In consideration of Lenders' commitment to enter into this Agreement, Borrower hereby agrees to pay to Agent, for the ratable benefit of the Lenders a facility fee equal to Seventy Thousand Dollars ($70,000) (the "Facility Fee"), Thirty-five Thousand Dollars ($35,000) of which is payable on January 1, 1997 and the remaining balance ($35,000) is payable on April 1, 1997.

     Section 10.  No Defenses.

     Borrower hereby acknowledges and agrees that the Credit Agreement, as amended by the terms hereof, and the other Transaction Documents are not subject as of the date hereof to any defenses, rights of setoff, claims or counterclaims that might limit the enforceability thereof.

     Section 11.  Consent of Lenders.

     The Lenders do hereby consent to the assignment by Borrower of all accounts receivable on its books as of December 31, 1996 to FRM Services, Inc., which assignment shall be subject to all existing liens in favor of the Lenders.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective officers hereunto duly authorized, all as of the day and year first above written.

                               LENDERS:

                               FLEET NATIONAL BANK


                               By: /s/ Robert T.P. Storer
                                   ----------------------
                                   Robert T.P. Storer
                                   Vice President




                               BANK OF AMERICA ILLINOIS


                               By: /s/ Randolph Kohler
                                   ----------------------
                                   Randolph Kohler
                                   Vice President




                               AGENT:

                               FLEET NATIONAL BANK


                               By: /s/ Robert T.P. Storer
                                   ----------------------
                                   Robert T.P. Storer
                                   Vice President



                 (SIGNATURES CONTINUED ON NEXT PAGE)

                               BORROWER:

                               FRENCH FRAGRANCES, INC.


                               By: /s/ Rafael Kravec
                                   -----------------
                                   Rafael Kravec
                                   President




                               CONSENTED AND AGREED:


                               NATIONAL TRADING
                                MANUFACTURING, INC.


                               By: /s/ Rafael Kravec
                                   -----------------
                                   Rafael Kravec
                                   President


                               BEDFORD CAPITAL CORPORATION

                               By: /s/ E. Scott Beattie
                                   -----------------------
                                   E. Scott Beattie
                                   Executive Vice President



                               /s/ Fred Berens
                               ---------------
                               Fred Berens


                               /s/ Rafael Kravec
                               -----------------
                               Rafael Kravec